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                                                                      Exhibit 12

                            LYONDELL CHEMICAL COMPANY
                STATEMENT SETTING FORTH DETAIL FOR COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES

                              (Millions of dollars)

                                                                              Year Ended December 31,
                                                                     -----------------------------------------
                                                                      2002     2001     2000    1999     1998
                                                                      ----     ----     ----    ----     ----
Income (loss) from continuing operations before income taxes ......  $ (191)  $ (221)  $  693  $ (104)  $   89
Fixed charges:
    Interest expense, gross .......................................     508      495      627     717      385
    Portion of rentals representative of interest .................      51       44       46      53       35
                                                                     -----------------------------------------
         Total fixed charges before capitalized interest ..........     559      539      673     770      420
    Capitalized interest ..........................................      10        3       --      --       --
                                                                     -----------------------------------------
         Total fixed charges including capitalized interest .......     569      542      673     770      420
                                                                     -----------------------------------------
Earnings before fixed charges .....................................  $  368   $  318   $1,366  $  666   $  509
Ratio of earnings to fixed charges (a) ............................      --       --      2.0      --      1.2
                                                                     =========================================

(a) In 2002, 2001 and 1999, earnings were insufficient to cover fixed charges by $201 million, $224 million and $104 million, respectively.